Cullinan Therapeutics Provides Corporate Update and Reports Third Quarter 2026 Financial Results

CLN-978 (CD19 TCE) multi-dose regimen data in SLE, RA, and Sjögren’s disease will be shared in December

Velinotamig (BCMA TCE) data presented at ACR Convergence 2026; global Phase 1/2 study in autoimmune cytopenias initiated

CLN-049 (FLT3 TCE) potentially registrational Phase 2 study in R/R AML underway; updated data from the Phase 1 dose escalation study will be presented at the 2026 ASH Annual Meeting

Zipalertinib NDA submission for first-line combination therapy in EGFR ex20ins NSCLC initiated under U.S. FDA Real-Time Oncology Review program; completion expected in November

Cash and investments of $313.8 million as of September 30, 2026; runway into 2029

CAMBRIDGE, Mass. November 10, 2026 (GLOBE NEWSWIRE) -- Cullinan Therapeutics, Inc. (Nasdaq: CGEM; “Cullinan”), a clinical-stage biopharmaceutical company accelerating potential first- or best-in-class, disease-modifying T cell engagers in autoimmune diseases and cancer, today provided an update on recent and anticipated business highlights and announced its financial results for the third quarter ended September 30, 2026.

“Our progress this quarter underscores our ability to execute across a differentiated and rapidly advancing portfolio. In addition to the recent clinical success and regulatory progress of zipalertinib, we have advanced velinotamig into a global study in autoimmune cytopenias and initiated a potentially registrational Phase 2 study of CLN-049 in relapsed and refractory AML,” said Nadim Ahmed, President and CEO of Cullinan Therapeutics.

“Looking ahead, we remain focused on strengthening our leadership position in the T cell engager space. This December, we will share an update for CLN-978 across our ongoing clinical trials in three autoimmune indications and will share updated data for CLN-049 at the ASH Annual Meeting. With multiple upcoming clinical catalysts and regulatory milestones, coupled with our strong balance sheet, we are well positioned to translate this momentum into meaningful progress for patients and long-term value for shareholders.”

Portfolio Highlights and 2026 Milestones

Immunology

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CLN-978 (CD19xCD3 T cell engager): Currently being evaluated in treatment-refractory moderate to severe systemic lupus erythematosus (SLE), difficult-to-treat rheumatoid arthritis (RA), and treatment-refractory moderate to severe Sjögren’s disease (SjD)
o
In a December webcast, the Company will share data in SLE, RA, and Sjögren’s disease. The update will include:

Multi-dose regimen data from a total of approximately 20 patients across SLE, RA, and Sjögren’s disease with a focus on initial clinical activity, biomarker data and safety.
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Updated single target dose data with longer follow-up for responding patients with SLE and RA.

Initial single target dose data for patients with Sjögren’s disease.
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Velinotamig (BCMAxCD3 T cell engager): Currently being evaluated by Cullinan in relapsing and refractory immune thrombocytopenia (ITP) and warm autoimmune hemolytic anemia (wAIHA), and by Genrix Bio in treatment-refractory moderate to severe SLE in China
o
In October, following IND clearance by the U.S. FDA and HREC clearance in Australia, Cullinan initiated a global Phase 1/2 basket study in patients with relapsing and refractory ITP and wAIHA.
o
At ACR Convergence 2026, new data from the Genrix Bio Phase 1/2 study in China were shared. In 5 of 7 patients with SLE and elevated baseline proteinuria, rapid and marked reductions were observed, with 4 patients achieving a complete renal response, and a favorable safety profile was observed. The data are expected to further inform development of the BCMA-directed therapy across autoimmune diseases.

Oncology

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CLN-049 (FLT3xCD3 T cell engager): Currently being evaluated in acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS)
o
In October, the Company initiated a potentially registrational Phase 2 study in patients with relapsed/refractory AML. As aligned with the U.S. FDA following a positive End-of-Phase 1 meeting in July, the study incorporates a dose-optimization phase before progressing to a single-arm expansion cohort at the RP2D.

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In November, the Company initiated a Phase 1/2 study evaluating the combination of CLN-049, venetoclax, and azacitidine in patients with newly diagnosed AML.
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In a published ASH abstract, the Company shared updated efficacy and safety data from the Phase 1 dose escalation study in patients with relapsed/refractory AML or MDS. The updated dose escalation results will be further detailed in a poster presentation at the 2026 ASH Annual Meeting on December 13, 2026.
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Zipalertinib (EGFR ex20ins inhibitor), collaboration with Taiho Oncology: Currently being evaluated in NSCLC harboring EGFR ex20ins and other uncommon EGFR mutations
o
In October, Taiho initiated an NDA submission for zipalertinib plus chemotherapy in first-line EGFR ex20ins NSCLC under the U.S. FDA Real-Time Oncology Review program. The NDA submission is based on data from the Phase 3 REZILIENT3 trial, which met its primary endpoint at interim analysis, demonstrating a statistically significant and clinically meaningful improvement in median progression-free survival for zipalertinib plus chemotherapy compared to chemotherapy alone. These results were presented in a Presidential Symposium at IASLC 2026 WCLC. Completion of the NDA submission is expected in November.
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An NDA for zipalertinib monotherapy for relapsed EGFR ex20ins NSCLC remains under review with a Prescription Drug User Fee Act target action date of February 27, 2027.
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Cullinan is eligible to receive $30 million and $100 million upon U.S. regulatory approvals for the treatment of 2L and 1L EGFR ex20ins NSCLC, respectively, and a 50/50 profit share in the U.S.
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New data from Cohort C of the Phase 2 REZILIENT2 study were presented at the ESMO Congress 2026, reinforcing the clinically meaningful intracranial antitumor activity of zipalertinib monotherapy in patients with active brain metastases.

Third Quarter 2026 Financial Results

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Cash Position: Cash, cash equivalents, short- and long-term investments, and interest receivable were $313.8 million as of September 30, 2026. Cullinan expects its cash resources to provide runway into 2029 under its current operating plan.
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R&D Expenses: Research and development expenses were $40.2 million for the third quarter of 2026, compared to $42.0 million for the same period in 2025.
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G&A Expenses: General and administrative expenses were $12.4 million for the third quarter of 2026, compared to $13.6 million for the same period in 2025.
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Net Loss: Net loss was $49.4 million for the third quarter of 2026, compared to $50.6 million for the same period in 2025.

About Cullinan Therapeutics

Cullinan Therapeutics, Inc. (Nasdaq: CGEM) is a biopharmaceutical company developing potential first- or best-in-class, disease-modifying T cell engagers for autoimmune diseases and cancer. Cullinan pursues promising therapeutic targets while leveraging core expertise in T cell engagers, which are established in oncology and are now advancing into autoimmune diseases. With a clinical-stage pipeline built on a rigorous scientific approach and purposeful innovation, Cullinan is advancing its mission to deliver new standards of care for patients. Learn more about Cullinan at https://cullinantherapeutics.com/, and follow Cullinan on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding the company’s beliefs and expectations regarding: our clinical development plans and anticipated timelines for our product candidates, the clinical and therapeutic potential of our product candidates, the strategy of our product candidates, our research and development activities, our cash runway, our plans regarding future data presentations, and other statements that are not historical facts. The words “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “potential,” “project,” “pursue,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events and are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: uncertainty regarding the timing and results of regulatory submissions; the risk that any INDs, NDAs or other global regulatory submissions we may file with the United States Food and Drug Administration or other global regulatory agencies are not cleared or approved on our expected timelines, or at all; the success of our clinical trials and preclinical studies; the risks related to our ability to protect and maintain our intellectual property position; the risks related to manufacturing, supply, and distribution of our product candidates; the risk that any one or more of our product candidates, including those that are co-developed, will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical trials will not be predictive of future results in connection with future studies or clinical trials; the effect of changes in global economic conditions, including uncertainties related to international trade policies, tariffs and supply chain dynamics on our business and operations; and the success of any collaboration, partnership, license or similar agreements. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except to the extent required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Moreover, except as required by law, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made.

Cullinan Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	September 30, 2026	December 31, 2025
Cash, cash equivalents, investments, and interest receivable	$313,813	$438,960
Total assets	$322,559	$448,374
Total current liabilities	$40,130	$37,741
Total liabilities	$41,275	$39,644
Total stockholders’ equity	$281,284	$408,730

Cullinan Therapeutics, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$40,169	$41,968	$126,729	$144,457
General and administrative	12,431	13,627	36,822	41,932
Total operating expenses	52,600	55,595	163,551	186,389
Loss from operations	(52,600)	(55,595)	(163,551)	(186,389)
Interest income	3,288	5,093	11,034	17,597
Other expense, net	(76)	(108)	(236)	(374)
Net loss	$(49,388)	$(50,610)	$(152,753)	$(169,166)

Basic and diluted net loss per share:
Common stock	$(0.74)	$(0.77)	$(2.31)	$(2.58)
Preferred stock	$(7.43)	$(7.72)	$(23.06)	$(25.84)
Weighted-average shares used in computing basic and diluted net loss per share:
Common stock	64,400	59,075	62,130	58,999
Preferred stock	204	648	411	648

Contacts:

Investors

Nick Smith

+1 401.241.3516

nsmith@cullinantx.com

Media

Rose Weldon

+1 215.801.7644

rweldon@cullinantx.com